Exhibit 4.136
Fourth Amendment to Amended and Restated Loan and Security Agreement
This Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of August 30, 2023 (this “Amendment”), is made pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of May 10, 2018, as amended by the First Amendment thereto, dated as of July 26, 2019, the Second Amendment thereto, dated as of January 29, 2022, and the Third Amendment, dated as of June 16, 2022 (as so amended and as further amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal, as lender (the “Lender”), BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”), Bank of Montreal (the “Collateral Agent”), and Wells Fargo Bank, National Association, national association, as backup servicer (the “Backup Servicer”).
W i t n e s s e t h:
Whereas, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
    Section 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.
    Section 2.    Amendments. Subject to the conditions to effectiveness set forth in Section 3 below, the Agreement is hereby amended by deleting clause (q) of the definition of “Eligible Purchased Loans” appearing in Section 1.1(b) of the Agreement and replacing it with the following:
(q)    [reserved];
    Section 3.    Conditions Precedent; Effectiveness of Amendment. This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of this Amendment from each party hereto.
    Section 4.    Representations of the Borrower and Servicer. Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
    Section 5.    Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
    Section 6.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
    Section 7.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.
    Section 8.    Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lender.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this Fourth Amendment to Amended and Restated Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC Warehouse Funding LLC IV
By: /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer
Credit Acceptance Corporation
By: /s/ Douglas W. Busk
Name:    Douglas W. Busk
Title:    Chief Treasury Officer
Bank of Montreal
By: /s/ Karen Louie
Name:    Karen Louie
Title:    Managing Director
Wells Fargo Bank, National Association
By: Computershare Trust Company, N.A., its agent and attorney-in-fact
By: /s/ Kristen Walters
Name:    Kristen Walters
Title:    Vice President
BMO Capital Markets Corp.
By: /s/ Jeffrey Merchant
Name:    Jeffrey Merchant
Title:    Managing Director